Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in this Form 1-K of Advance Green Energy, Inc., of our report dated November 25, 2020, relating to our audits of the financial statements of Advance Green Energy, Inc. for the years ended December 31, 2019 and December 31, 2018, respectively.

 /s/ Assurance Dimensions

Certified Public Accountants

We have served as the Company’s auditor since 2016.

Margate, Florida

November 25, 2020